Exhibit 99.1

Inrad Optics Announced 83% Increase in Orders Booked in 2021

NORTHVALE, NJ, April 7, 2022 – Inrad Optics, Inc. (OTCBB: INRD) has reported its consolidated financial results for the year ended December 31, 2021.

Inrad Optics, a vertically integrated manufacturer specializing in glass, crystal, and metal based optical components and assemblies, posted a sharp increase in both sales and orders in 2021.

The Company booked new orders totaling approximately $17.9 million in 2021, an increase of $8.1 million or 82.7% over 2020 orders booked. Sales were $11.4 million in 2021, an increase of 26.0% over 2020 sales.

Amy Eskilson, President and CEO commented, “Our 2021 results speak to an ideal intersection of the Company’s strategic focus with extraordinary customer demand. We’ve seen increased demand in process control and metrology components across all industrial sectors, most significantly in the optical and x-ray components we produce for the semiconductor capital equipment market.”

Gross profit for the year was $3.5 million, or 30.6% of sales, up from $1.9 million, or 19.9% of sales in 2020. Operating income increased to $0.9 million from an operating loss of $0.7 million.

For the year ended December 31, 2021, the Company had net income of $1.7 million, compared to a net loss of $0.9 million for the year ended December 31, 2020. Net income in 2021 included a gain on forgiveness of a PPP loan of $1.0 million.

Net cash provided by operating activities was $0.8 million for the twelve months ended December 31, 2021, compared to net cash used operating activities of $0.6 million in 2020. The difference reflects improved sales and lower than prior year cost of goods sold.

Eskilson further remarked, “Our ability to book new orders is a result of the hard work done by the entire Inrad Optics team in executing on our strategic plan. 2021 progress is highlighted by improved revenue, record bookings, and a robust backlog. Backlog at the close of 2021 was $12.4 million, roughly $6.5 million higher than it was one year ago. Our booked orders extend beyond 2022, providing a great foundation for future growth.”

Inrad Optics is a vertically integrated manufacturer specializing in glass, crystal, and metal based optical components and assemblies. Manufacturing capabilities include super-precision optical surfacing, precision diamond turning, the ability to handle large substrates, proprietary optical contacting processes, thin film coatings, and high resolution in-process metrology. Inrad Optics’ customers include leading corporations in semiconductor wafer inspection, industrial and scientific process control and metrology, defense, space, and laser systems sectors, as well as the U.S. Government, National Laboratories and universities and institutions worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2021. The forward-looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward-looking statement.